Exhibit 2.2

                                     FORM OF
                             STOCK VOTING AGREEMENT


     STOCK VOTING AGREEMENT (this "Agreement"), dated as of June ____, 1998 by and between ______________________ ("Shareholder") and CONAGRA, INC., a Delaware corporation ("Parent").

RECITALS:

         (a) Concurrently herewith, Parent, CAG 40, Inc., a North Carolina corporation and a wholly-owned subsidiary of Parent (the "Merger Sub"), and GoodMark Foods, Inc., a North Carolina corporation (the "Company"), are entering into an Agreement and Plan of Merger of even date herewith (such Agreement in the form attached hereto as Exhibit A being the "Merger Agreement"), pursuant to which the Merger Sub will merge with and into the Company (the "Merger"); and

         (b) Shareholder owns as of the date hereof, approximately _____________ shares of common stock, $.01 par value per share (the "Common Stock"), of the Company (such Common Stock referred to as the "Existing Shares," and, together with any shares of Common Stock acquired after the date hereof and prior to the termination hereof, hereinafter collectively referred to as the "Shares"); and

         (c) Parent and Merger Sub have entered into the Merger Agreement in reliance on and in consideration of Shareholder's representations, warranties, covenants and agreements hereunder.

AGREEMENT:

         In  consideration  of  the  mutual  covenants  and  agreements   herein
contained and other good and valuable consideration, and intending to be legally bound hereby, it is agreed as follows:

         1. Agreement to Vote. Shareholder hereby revokes any and all previous proxies with respect to the Shares and irrevocably agrees to vote and otherwise act (including

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pursuant to written consent) with respect to all of the Shares, for the approval and the adoption of the Merger Agreement, as the same may be amended from time to time in any manner which does not reduce or alter the form of the consideration to be received by the shareholders of the Company incident to the Merger (except to the extent agreed to by the shareholders), all agreements related to the Merger and any actions related thereto, and against any proposal or transaction which could prevent or delay the consummation of the transactions contemplated by this Agreement or the Merger Agreement, at any meeting or
meetings  of  the   shareholders  of  the  Company,   and  at  any  adjournment,
postponement or continuation thereof which does not reduce or alter the form of the consideration to be received by the shareholders of the Company incident to the Merger (except to the extent agreed to by the shareholders), at which the Merger Agreement and other related agreements (or any amended version or versions thereof), or such other actions are submitted for the consideration and vote of the shareholders of the Company. The foregoing shall remain in effect with respect to the Shares until the termination of this Agreement. Shareholder hereby agrees to, execute such additional documents as Parent may reasonably request to effectuate the foregoing.

         2. Representations and Warranties of Shareholder. Shareholder represents and warrants to Parent as follows:

         2.1 Ownership of Shares. On the date hereof, the Existing Shares are all of the Shares currently owned by Shareholder. On the Closing Date, the Shares will constitute all of the shares of Common Stock owned by Shareholder. On the date hereof and on the date of the Company Shareholders Meeting (as defined in the Merger Agreement), the Existing Shares represent, and will represent, at least ______________ of the outstanding voting power of the Company. Shareholder does not have any rights to acquire any additional shares of Common Stock (other than pursuant to options disclosed in the Company's Proxy Statement dated August 18, 1997). Shareholder currently has, and at Closing will have (other than Shares transferred in accordance with Section 3.2 hereof), good, valid and marketable title to the Shares, free and clear of all liens, encumbrances, restrictions, options, warrants, rights to purchase and claims of every kind (other than the encumbrances created by this Agreement and other than restrictions on transfer under applicable Federal and State securities laws).


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         2.2      Authority;  Binding Agreement.  Shareholder has the full legal right, power and authority to enter into and perform all of his obligations under this Agreement. The execution and delivery of this Agreement by Shareholder will not violate any other agreement to which Shareholder is a party including,
                  without   limitation,   any  voting  agreement,   shareholders
                  agreement or voting trust. This Agreement has been duly executed and delivered by Shareholder and constitutes a legal, valid and binding agreement of Shareholder, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect affecting creditors, rights and remedies generally or general principles of equity. Neither the execution and delivery of this Agreement nor the consummation by Shareholder of the transactions contemplated hereby will (i) violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to Shareholder or the Shares or (ii) constitute a violation of, conflict with or constitute a default under, any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which Shareholder is a party or by which Shareholder is bound.

         2.3 Reliance on Agreement. Shareholder understands and acknowledges that Merger Sub and Parent each are entering into the Merger Agreement in reliance upon Shareholder's execution, delivery and performance of this Agreement. Shareholder acknowledges that the agreement set forth in Section 1 is granted in consideration for the execution and delivery of the Merger Agreement by Merger Sub and Parent.

         3. Certain Covenants of Shareholder. Except in accordance with the provisions of this Agreement, Shareholder agrees with, and covenants to, Parent as follows:

         3.1      Transfer.  Shareholder  shall  not (i)  except as set forth in
                  Section 3.2 below, transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, assignment, encumbrance or other disposition) or consent to any transfer of, any or all of the Shares or any interest therein, except pursuant to the Merger, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all such Shares or any interest therein, (iii) grant any proxy, power-of- attorney or other authorizations in or with respect to such Shares or (iv)

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                  deposit such Shares into a voting trust or enter into a voting
                  agreement   or   arrangement   with  respect  to  the  Shares.
                  Shareholder  will submit to the  Company,  promptly  after the
                  execution  of  this  Agreement,   any  and  all   certificates
                  representing the Shares and Shareholder agrees with, and consents to (i) the inscription on all such certificates prior to their prompt return to Shareholder of the following legend by the Company on such certificates: "The shares of Common Stock, $.01 par value, of GoodMark Foods, Inc., represented by this certificate are subject to a Stock Voting Agreement, dated as of June ____, 1998, and may not be sold or otherwise transferred, except in accordance therewith. Copies of such Agreement may be obtained at the principal executive office of GoodMark Foods, Inc., 6131 Falls of Neuse Road, Raleigh, NC 27609. Such restrictions on sale or other transfer expire and
                  terminate,   whether  or  not  this  legend   remains  on  any
                  certificate representing such shares of Common Stock and without any notice, action or demand of any person, on the date such Agreement terminates"; and (ii) the entering of stop transfer orders with the transfer agent and the registrar of the Company against the transfer of the Shares other than in compliance with the requirements of this Agreement, such stop transfer orders to expire by their terms on the date this Agreement terminates with no notice, action or demand by Shareholder, Parent or the Company.

         3.2 Permitted Transfer. Notwithstanding Section 3.1 hereof to the contrary, Shareholder may transfer any of the Shares to the Shareholder's spouse, lineal descendants of the Shareholder or to a trust which is substantially for the benefit of Shareholder, his spouse or his lineal descendants (herein "Permitted Transferee") provided that (a) Shareholder shall provide written notice to Purchaser at least thirty (30) days prior to such transfer, which notice shall specify the proposed transferee and all terms and conditions relating to said proposed transfer, (b) at least fifteen (15) days prior to any such transfer, Shareholder shall provide at his expense a written opinion of nationally or regionally recognized tax counsel, in form and substance reasonably acceptable to Parent, that such transfer will not adversely affect the treatment of the Merger as a reorganization within the meaning of Section 368 of the Code, (c) Shareholder shall have received from Parent at least fifteen (15) days prior to such transfer notice that such transfer will not adversely affect the Merger qualifying for pooling of interests treatment under APB 16, and (d) prior to any such transfer, such Permitted Transferee shall agree in writing to take

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                  such Shares subject to, and comply with, all of the provisions of this Agreement, a copy of which writing shall be delivered to Parent.

         3.3 Solicitation. Prior to the Effective Time, Shareholder agrees in his capacity as a Shareholder of the Company, that he shall not, and he shall use his reasonable best efforts to cause his affiliates, and their respective agents or representatives not to, directly or indirectly, (i) solicit or initiate (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or any Subsidiary of the Company or the acquisition of all or any significant part of the assets or capital stock of the Company, including the Shares, or any Subsidiary of the Company (an "Acquisition Transaction") or
                  (ii) negotiate, explore or otherwise engage in discussions with any person (other than Parent and its representatives) with respect to any Acquisition Transaction, or which may reasonably be expected to lead to a proposal for an Acquisition Transaction or enter into any agreement, arrangement or understanding with respect to any such Acquisition Transaction or which would require the Shareholder to abandon, terminate or fail to perform his obligations hereunder or to vote for, or otherwise support, in his capacity as a shareholder, such Acquisition Transaction.

         3.4 Notifications. Shareholder shall, while this Agreement is in effect, notify Parent promptly, but in no event later than two days, of the number of any shares of Common Stock acquired by Shareholder after the date hereof.

         4. Delivery of Affiliate Letter. In connection with the execution of this Agreement, Shareholder shall execute and deliver to Parent on the date hereof an Affiliate Letter substantially in the form attached hereto as Exhibit A.

         5.       Termination.  This Agreement shall terminate on the earlier of
(i) the Effective Time (as defined in the Merger Agreement) or (ii) immediately upon the termination of the Merger Agreement in accordance with its terms.

         6. Action in Shareholder Capacity Only. Shareholder makes no agreement or understanding herein as director or officer of the Company. The Shareholder signs solely in his capacity as a record holder and beneficial owner of the Shares, and nothing herein

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shall  limit or affect  any  actions  taken in his  capacity  as an  officer  or director of the Company, including, without limitation, the exercise of his duties as a director to the Company and its other shareholders.

         7.       Miscellaneous.

         7.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally or by next-day courier or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied or one day after delivery to a courier for next-day delivery.

                  If to Parent:

                           ConAgra, Inc.
                           One ConAgra Drive
                           Omaha, Nebraska 68102
                           Attention:  Senior Vice President/Controller
                           Telecopier:  (402) 595-4611

                  with a copy to:

                           McGrath, North, Mullin & Kratz, P.C.
                           Suite 1400
                           One Central Park Plaza
                           222 South Fifteenth Street
                           Omaha, Nebraska  68102
                           Attention:  Roger W. Wells, Esq.
                           Telecopier:  (402) 341-0216


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                  If to Shareholder:

                           ===================================
                           ===================================
                           Telecopier:  _______________________

                  with a copy to:

                           ===================================
                           ===================================
                           Attention:  ________________________
                           Telecopier: __________________________

         7.2 Entire Agreement. This Agreement, together with the documents expressly referred to herein, constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter contained herein.

         7.3      Amendments.  This  Agreement  may  not be  modified,  amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

         7.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and personal representatives, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

         7.5 Governing Law. This Agreement, and all matters relating hereto, shall be governed by, and construed in accordance with the laws of the State of North Carolina without giving effect to the principles of conflicts of laws thereof.


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         7.6      Injunctive  Relief;  Jurisdiction.   Shareholder  agrees  that
                  irreparable damage would occur and that Parent would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches by Shareholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of North Carolina or in any North Carolina state court (collectively, the "Courts"), this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) irrevocably consents to the submission of such party to the personal jurisdiction of the Courts in the event that any
                  dispute   arises  out  of  this   Agreement   or  any  of  the
                  transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such party to the personal jurisdiction by motion or other request for leave from any of the Courts and (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other the Courts. Shareholder
                  hereby  appoints,   and  shall  give  prompt  notice  of  such
                  appointment to, the law firm of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP, as his authorized agent (the "Authorized Agent") upon which process may be served in any action based on this Agreement which may be instituted in the Courts by Parent, and Shareholder expressly accepts the jurisdiction of any such Court in respect to such action. Such appointment shall be irrevocable. Shareholder represents and warrants that the Authorized Agent has agreed to act as said agent for service of process, and Shareholder agrees to take any and all action, including, without limitation, the filing of any and all documents and instruments, which may be necessary to continue such appointment in full force and effect. Service of process upon the Authorized Agent and written notice of such service to Shareholder shall be deemed,
                  in  every   respect,   effective   service  of  process   upon
                  Shareholder.

         7.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

         7.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective

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                  to the extent of such invalidity or  unenforceability  without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date and year first above written.


                                               CONAGRA, INC.



______________________________            By:  ______________________________
                                               Name:
                                               Its:


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